Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of the dates set forth herein, by and between SPHERIX INCORPORATED, a Delaware corporation with offices at One Rockefeller Plaza, 11th Floor, New York, NY 10020 (the “Corporation”), and Anthony Hayes, an individual residing at 546 Thomas Bransby, Williamsburg, VA 23185 (the “Executive”).

WHEREAS, the Corporation and Executive entered into that certain Employment Agreement dated as of September 10, 2013, as the same was amended and restated as of April 1, 2016, (as so amended and restated, the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement in the form set forth herein; and

WHEREAS, the Compensation Committee of the Board of Directors of the Corporation has approved the Amendment in the form reflected herein.

NOW THEREFORE, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree to the amendment of the Agreement, as follows:

1.      Section 4(b) of the Agreement is amended in its entirety, effective January 1, 2017, as follows:

(b)       In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to receive an annual cash bonus (“Annual Bonus”) in an amount equal to up to Two Hundred-Fifty Thousand Dollars ($250,000.00) if the Corporation meets or exceeds criteria adopted by the Compensation Committee of the Board (the “Compensation Committee”) for earning Bonuses, which criteria shall be adopted by the Compensation Committee annually after consultation with the Executive and which criteria must be reasonably likely to be attainable. Annual Bonuses shall be paid by the Corporation to the Executive promptly after the year end, it being understood that the Compensation Committee’s determinations concerning attainment of any financial targets associated with any bonus determination shall not be determined until following the completion of the Corporation’s annual audit and public announcement of such results and shall be paid promptly following the Corporation’s announcement of earnings, but in no event later than December 31 of the year following the year for which it is being paid (and if the Executive was employed as of last day of the calendar year to which such Annual Bonus relates, then the Executive shall be entitled to the Annual Bonus for such year, even if he is not employed by the Corporation on the date the Annual Bonus is paid for such last year). The Compensation Committee may provide for lesser or greater amount of the Annual Bonus payments for Executive upon achievement of partial or additional criteria established or determined by the Compensation Committee from time to time. For the avoidance of doubt, if Executive is employed upon expiration of the Term, he shall be entitled to the Annual Bonus for such last year on a pro-rata basis through the last date of employment, even if he is not employed by the Corporation on the date the Annual Bonus is paid for such last year. In his sole discretion, the Executive may elect to receive such annual bonus in common stock of the Corporation at the basis determined by the Compensation Committee in good faith.

2.	Section 4(c) of the Agreement is amended in its entirety, effective January 1, 2017, as follows:

(c)       The Compensation Committee of the Corporation shall approve a restricted stock unit grant to Executive (the “RSU Grant”) pursuant to the Corporation’s 2014 Equity Incentive Plan (the “Plan”) with respect to thirty thousand (30,000) shares of common stock of the Corporation. The RSU Grant shall be completed within ten (10) days of the date of execution of this Agreement. The RSU Grant shall vest upon the payment of the Annual Bonus as set forth in Section 4(b) above, in the same pro rata criteria adopted by the Compensation Committee for the payment of the Annual Bonus. In addition, the RSU Grant shall immediately vest in full if during the Term there is (i) a “Change in Control Transaction” during the term of the Executive’s employment and or (ii) a termination of the Executive’s services hereunder by the Corporation other than for “Cause” or by the Executive for “Good Reason” (each as defined in Section 5 below). Shares of common stock shall be delivered to Executive promptly, and in any event within five (5) business days, after vesting (accordingly, such shares shall be delivered within the short-term deferral exception period under Code Section 409A). (For avoidance of doubt, any such delivery of shares shall occur within five (5) business days after the Compensation Committee has received and reviewed year-end financial information and determined that the condition has been satisfied, any such delivery to be no later than March 15, 2018).

3.	Section 4(g) of the Agreement is amended in its entirety, effective as of October 19, 2017, to read as follows:

(g)       The Corporation shall also maintain (or hire, if applicable) an executive assistant to assist the Executive with his duties.

4.	This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Except as modified herein, the Agreement remains in full force and effect.

The parties have executed this Amendment, effective as of the dates noted herein, this 19th day of October, 2017.

SPHERIX CORPORATION		EXECUTIVE

/s/ Eric Weisblum		/s/Anthony Hayes
By:	Eric Weisblum	Anthony Hayes
Duly Authorized Chairman
of the Compensation Committee